Exhibit 10.32

January 20, 2011

Francois-Xavier Frapaise

PMB 80 P.O. Box 5000

Rancho Santa Fe, CA   92067

Re:  Separation from Optimer Pharmaceuticals, Inc.

Dear Xavier:

This letter sets forth the terms and conditions of our agreement (the “Agreement”) regarding the termination of your employment with OPTIMER PHARMACEUTICALS, INC. (the “Company”).  This Agreement shall be effective as of the Effective Date as defined in Section 15(d) herein.  As part of this Agreement, and pursuant to and subject to the terms and conditions of the Company’s Amended and Restated Severance Benefit Plan (the “Severance Plan”), the Company is offering you the severance benefits outlined below.  All initially capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Severance Plan.

1.             SEPARATION DATE.  Your last day of work with the Company and your employment termination date shall be January 18, 2011 (the “Separation Date”).  Such employment termination will be considered a Covered Termination pursuant to the Severance Plan.

2.             BASE SALARY SEVERANCE.  Pursuant to the Severance Plan, if you sign, date and return this Agreement to the Company within twenty-one (21) days of the date hereof, you do not revoke it, and you comply with your continuing obligations under this Agreement and the Severance Plan (including your continuing obligations under your Employee Proprietary Information Agreement), the Company will pay you cash severance in an amount equivalent to 9 months of your Base Salary ($216,018.63), subject to standard payroll deductions and withholdings (the “Base Salary Severance”).  The Base Salary Severance will be paid to you in substantially equal installments on the Company’s normal payroll periods during the 9 month period following your Separation Date, provided, however, than any payments scheduled to be made prior to the Effective Date of this Agreement (as defined in Section 15(d)), shall instead accrue and be paid to you in  a single lump sum during the first payroll period following the Effective Date.

3.             2010 INCENTIVE SEVERANCE.  As an additional severance benefit, if you sign, date and return this Agreement to the Company within twenty-one (21) days of the date hereof, you do not revoke it, and you comply with your continuing obligations under this Agreement and the Severance Plan (including your continuing obligations under your Employee Proprietary Information Agreement), the Company will pay you a cash payment in an amount equivalent to 100% of your target 2010 incentive compensation bonus ($100,808.71), subject to standard payroll deductions and withholdings (the “2010 Incentive Severance”). The 2010 Incentive Severance will be paid to you in one lump sum within ten (10) business days after the Effective Date of this Agreement (as defined in Section 15(d)).

4.             VESTING ACCELERATION SEVERANCE.  In connection with your employment, you were granted stock options covering a total of 150,000 shares of the Company’s common stock (the “Options”).  As of the Separation Date, 65,000 shares subject to the Options are vested and 85,000 shares are unvested.  Pursuant to the Severance Plan, if you sign, date and return this Agreement to the Company within twenty-one (21) days of the date hereof, you do not revoke it, and you comply with your continuing obligations under this Agreement and the Severance Plan (including your continuing obligations under your Employee Proprietary Information Agreement), the Company will accelerate vesting of the Options, effective as of the Separation Date, to provide for vesting of an additional 37,500 shares subject to the Options (equal to 12 more months of vesting), which then shall be exercisable by you (resulting in a total of 102,500 vested shares subject to the Options).  All remaining unvested shares shall terminate on the Separation Date.  Your rights to exercise your vested shares subject to the Options are governed by the terms of your stock option agreement and the Company’s 2006 Equity Incentive Plan.

5.             REALTOR EXPENSE REIMBURSEMENT.   As an additional severance benefit, if you sign, date and return this Agreement to the Company within twenty-one (21) days of the date hereof, you do not revoke it, and you comply with your continuing obligations under this Agreement and the Severance Plan (including your continuing obligations under your Employee Proprietary Information Agreement), the Company will reimburse you your actual and documented realtor expenses related to signing (and revoking) a contract to sell your home, up to a maximum amount of $18,000 US Dollars, provided that such expenses are incurred on or prior to February 28, 2011 and such documentation is received by the Company on or prior to March 31, 2011.  The Company will pay any such reimbursement to you within ten (10) business days after the later of receipt of documentation for such expenses or the Effective Date (as defined in Section 15(d)).

6.             ACCRUED SALARY, VACATION AND EMPLOYEE STOCK PURCHASE PLAN (ESPP) CONTRIBUTIONS FOR CURRENT PERIOD.  The Company will pay you all accrued salary at full employment rates, and all accrued and unused vacation, subject to standard withholdings and deductions (including insurance deductions), as of the Separation Date.  Additionally, you will also be reimbursed for contributions made in the current period under the Company’s ESPP, if any.  You are entitled to these payments regardless of whether or not you sign this Agreement.

7.             EXPENSE REIMBURSEMENT.  Within fifteen (15) business days following the Separation Date, you agree to submit all final documented expense reimbursement statements reflecting all business expenses you incurred prior to and including the date hereof, if any, for which you seek reimbursement.  The Company shall reimburse your expenses pursuant to Company policy and regular business practice.

8.             OTHER COMPENSATION AND BENEFITS/EQUITY.  Except as expressly provided herein, you acknowledge and agree that you are not entitled to and will not receive any additional compensation, severance (pursuant to the Severance Plan or otherwise), bonuses, stock options, stock or benefits from the Company.

9.             HEALTH INSURANCE/COBRA.   Your health insurance benefits will continue through January 31, 2011 (the end of the calendar month that includes your Separation Date).  To the extent provided by the federal COBRA law or, if applicable, state insurance laws (collectively, “COBRA”), and by the Company’s current group health insurance policies, you may be eligible to continue coverage under such group health plan (or to convert to an individual policy), following such date.  No provision of this Agreement will affect your continuation coverage rights under COBRA.  You will be provided with a separate notice describing your rights and obligations under COBRA laws, and any rights to convert to an individual policy, on or after the Separation Date.

10.          RETURN OF COMPANY PROPERTY.  You will not be entitled to any severance benefits under the Severance Plan or otherwise unless and until you return all Company Property.  For this purpose, “Company Property” means all Company documents (and all copies thereof) and other Company property which you had in you possession at any time, including, but not limited to, Company files, notes, drawings records, plans, forecasts, reports, studies, analyses, proposals, agreements, financial information, research and development information, sales and marketing information, operational and personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, leased vehicles, computers, facsimile machines, mobile telephones, servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part).  Further, as a condition to receiving the severance benefits under the Severance Plan or otherwise, you must not make or retain copies, reproductions or summaries of any such Company Property.

11.          EMPLOYEE PROPRIETARY INFORMATION AGREEMENT.  You acknowledge your continuing obligation to comply with your Employee Proprietary Information Agreement, a copy of which is attached hereto as Exhibit A.

12.          CONFIDENTIALITY.  The provisions of this Agreement shall be held in strictest confidence by you and the Company and shall not be publicized or disclosed in any manner whatsoever.  Notwithstanding the prohibition in the preceding sentence: (a) you may disclose this Agreement, in confidence, to your immediate family; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) the Company may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; and (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms.

13.          NONDISPARAGEMENT.  You agree not to disparage the Company and its officers, directors, employees, shareholders, investors, and agents, in any manner likely to be harmful to them or their business, business reputations or personal reputations; provided that you may respond accurately and fully to any request for information to the extent required by legal process.

14.          COOPERATION.  You agree to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company.  Such cooperation includes, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony.  The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding forgone wages, salary, or other compensation) and will make reasonable efforts to accommodate your scheduling needs.  In addition, you agree to execute all documents (if any) necessary to carry out the terms of this Agreement.

15.          RELEASE OF CLAIMS.

(a)           General Release.  In exchange for the consideration provided to you under this Agreement and the Severance Plan to which you would not otherwise be entitled, you hereby generally and completely release the Company and its current and former directors, officers, employees, shareholders, investors, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns  (collectively, the “Released Parties”) of and from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date you sign this Agreement (collectively, the “Released Claims”).

(b)           Scope of Release.  The Released Claims include, but are not limited to: (i) all claims arising out of or in any way related to your employment with the Company, or the termination of that employment; (ii) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay (pursuant to the Severance Plan or otherwise), fringe benefits, stock, stock options, or any other ownership interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing (including, but not limited to, claims arising under or based on the Severance Plan); (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990 (as amended), the federal Family and Medical Leave Act (as amended) (“FMLA”), the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the California Fair Employment and Housing Act (as amended), the California Labor Code, and the California Family Rights Act (“CFRA”).

(c)           Excluded Claims.  Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for indemnification you may have pursuant to any written indemnification agreement with the Company to which you are a party, the charter, bylaws, or operating agreements of the Company, or under applicable law; (ii) any rights which are not waivable as a matter of law; and (iii) any claims for breach of this Agreement.  In addition, nothing in this Agreement prevents you from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, or any other government agency, except that you acknowledge and agree that you are hereby waiving your right to any monetary benefits in connection with any such claim, charge or proceeding.  You hereby represent and warrant that, other than the Excluded Claims, you are not aware of any claims you have or might have against any of the Released Parties that are not included in the Released Claims.

(d)           ADEA Waiver/Effective Date of the Agreement.  You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA (the “ADEA Waiver”), and that the consideration given for the ADEA Waiver in this Section 15(d) is in addition to anything of value to which you are already entitled.  You further acknowledge that you have been advised, as required by the ADEA, that:  (i) the ADEA Waiver does not apply to any rights or claims that may arise after the date that you sign this Agreement; (ii) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (iii) you have twenty-one (21) days in which to consider this Agreement (although you may choose voluntarily to sign it earlier); (iv) you have seven (7) days following the date you sign this Agreement to revoke the ADEA Waiver (by providing written notice of your revocation to the Company’s Chief Executive Officer); and (v) this ADEA Waiver will not be effective until the date upon which the revocation period has expired, which will be the eighth day after the date that this Agreement is signed by you provided that you do not revoke it (the “Effective Date”).  Nevertheless, except for the ADEA Waiver in this Section 15(d), your general release of claims in Sections 15(a) and 15(b) herein, is effective immediately, and not revocable.

(e)           Waiver of Unknown Claims.  In giving the releases set forth in this Agreement, which include claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code which reads as follows:  “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”  You hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to the releases granted herein, including but not limited to the release of unknown and unsuspected claims granted in this Agreement.

16.          NO ADMISSIONS.  The parties hereto hereby acknowledge that this is a compromise settlement of various matters, and it shall not be construed to be an admission of any liability or obligation by either party to the other party or to any other person whomsoever.

17.          REPRESENTATIONS.  You hereby represent that you have been paid all compensation owed for all time worked, you have received all the leave and leave benefits and protections for which you are eligible pursuant to FMLA, CFRA, or any applicable laws or Company policies, and you have not suffered any work-related injury or illness for which you have not already filed a workers’ compensation claim.

18.          ENTIRE AGREEMENT.  This Agreement, including Exhibit A and the Severance Plan, constitutes the complete, final and exclusive embodiment of the entire Agreement between you and the Company with regard to the subject matter hereof.  This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and supersedes any such promises or representations.  This Agreement may not be modified except in a writing signed by you and a duly authorized officer of the Company.  Each party has carefully read this Agreement, has been afforded the opportunity to be advised of its meaning and consequences by his or its respective attorneys, and signed the same of his or its free will.

19.          SUCCESSORS AND ASSIGNS.  This Agreement shall bind the heirs, personal representatives, successors, assigns, executors, and administrators of each party, and inures to the benefit of each party, its agents, directors, officers, employees, servants, heirs, successors and assigns.

20.          SEVERABILITY.  If a court, arbitrator, or other authority of competent jurisdiction determines that any term or provision of this Agreement is invalid or unenforceable, in whole or in part, then the remaining terms and provisions hereof shall be unimpaired, and the invalid or unenforceable term or provision shall be replaced with a valid and enforceable term or provision that most accurately represents the parties’ intention with respect to the invalid or unenforceable term or provision.

21.          AUTHORITY.  You warrant and represent that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein and that you are duly authorized to give the release granted herein.

22.          COUNTERPARTS.  This Agreement may be executed in counterparts, each of which shall be deemed to be part of one original, and facsimile signatures and signatures transmitted by PDF shall be equivalent to original signatures.

23.          SECTION HEADINGS.  The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

If this Agreement is acceptable to you, please sign below and return the fully signed Agreement to me within twenty-one (21) days of your receipt of this Agreement.  If you do not sign and return it to the Company within the aforementioned timeframe, the Company’s offer to enter into this Agreement will expire.

Let me know if you have any questions.  We wish you the best in your future endeavors.

Sincerely,
OPTIMER PHARMACEUTICALS, INC.

Pedro Lichtinger
Chief Executive Officer

Attachment: Exhibit A — Employee Proprietary Information Agreement

HAVING READ THE FOREGOING, I HEREBY AGREE TO THE TERMS AND CONDITIONS STATED ABOVE.

/s/ F. Xavier Frapaise	Dated:	January 20, 2011
F. XAVIER FRAPAISE

EXHIBIT A

EMPLOYEE PROPRIETARY INFORMATION AGREEMENT